Exhibit 4.1
FIFTH SUPPLEMENTAL INDENTURE
     This FIFTH SUPPLEMENTAL INDENTURE, dated as of November 15, 2005, but effective as of October 31, 2005 (the “Fifth Supplemental Indenture”), is made and entered into by and among SESI, L.L.C., a Delaware limited liability company (the “Company”), CSI Technologies, LLC, a Texas limited liability company, J.R.B. Consultants, Inc., a Texas corporation, SEMO, L.L.C., a Louisiana limited liability company, SEMSE, L.L.C., a Louisiana limited liability company, Snubbing Technology Services, LLC, a Georgia limited liability company, Superior Canada Holding, Inc., a Delaware corporation, and Universal Fishing and Rental Tools, Inc., a Louisiana corporation (collectively, the “Additional Guarantors”), and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), pursuant to an Indenture, dated as of May 2, 2001 and amended as of July 9, 2001, September 1, 2001, January 10, 2002 and July 1, 2004, among the Company, Superior Energy Services, Inc., the Subsidiary Guarantors named therein and the Trustee (the “Indenture”). All capitalized terms used in this Fifth Supplemental Indenture that are not otherwise defined herein shall have the respective meanings assigned to them in the Indenture.
RECITALS
     WHEREAS, the Additional Guarantors desire to Guarantee the Company’s obligations with respect to the Notes on the terms provided for in the Indenture;
     WHEREAS, Section 9.01 of the Indenture provides, among other things, that the Company and the Trustee may amend the Indenture and the Notes without the consent of any Holder of a Note to add Guarantees with respect to the Notes, including any Subsidiary Guarantees;
     WHEREAS, the Company desires to amend the Indenture and the Notes to add each Additional Guarantor as a Guarantor with respect to the Notes; and
     WHEREAS, the Company, the Additional Guarantors and the Trustee are executing and delivering this Fifth Supplemental Indenture in order to provide that the Additional Guarantors shall Guarantee the Company’s obligations with respect to the Notes on the terms provided for in the Indenture.
     NOW, THEREFORE, for and in consideration of the premises, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, it is mutually agreed, for the equal and proportionate benefit of all Holders, as follows:
ARTICLE I.
AMENDMENT TO INDENTURE
     Section 1.1 Addition of Subsidiary Guarantor. The Additional Guarantors hereby agree to Guarantee the Company’s obligations with respect to the Notes on the terms provided for in the Indenture for the benefit of the Holders of the (i) Exchange Notes and (ii) if and when issued, any Additional Notes that the Company may from time to time choose to issue pursuant to the Indenture.

     Section 1.2 Definition. The definition of “Subsidiary Guarantor” contained in Section 1.01 of the Indenture is hereby amended to include each of CSI Technologies, LLC, J.R.B. Consultants, Inc., SEMO, L.L.C., SEMSE, L.L.C., Snubbing Technology Services, LLC, Superior Canada Holding, Inc., and Universal Fishing and Rental Tools, Inc., as a Subsidiary Guarantor.
ARTICLE II.
GENERAL PROVISIONS
     Section 2.1 Effectiveness of Amendment. This Fifth Supplemental Indenture is effective as of October 31, 2005.
     Section 2.2 Ratification of Indenture. The Indenture is in all respects acknowledged, ratified and confirmed, and shall continue in full force and effect in accordance with the terms thereof and as supplemented by this Fifth Supplemental Indenture. The Indenture and this Fifth Supplemental Indenture shall be read, taken and construed as one and the same instrument.
     Section 2.3 Certificate and Opinion as to Conditions Precedent. Simultaneously with and as a condition to the execution of this Fifth Supplemental Indenture, the Company is delivering to the Trustee:
     (a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, the Fifth Supplemental Indenture is permitted by the Indenture and all conditions precedent and covenants, if any, provided for in the Indenture relating to the amendment and supplement of the Indenture have been satisfied; and
     (b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee meeting the requirements set forth in Section 9.06 of the Indenture.
     Section 2.4 Effect of Headings. The Article and Section headings in this Fifth Supplemental Indenture are for convenience only and shall not affect the construction of this Fifth Supplemental Indenture.
     Section 2.5 Governing Law. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIFTH SUPPLEMENTAL INDENTURE, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
     Section 2.6 Counterparts. This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute the same instrument. Delivery of an executed counterpart of a signature page of this Fifth Supplemental Indenture by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Fifth Supplemental Indenture.
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     IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed as of the day and year first above written.

SESI, L.L.C., a Delaware limited liability company

By:	Superior Energy Services, Inc.
as managing member

By:	/s/ Robert S. Taylor

Robert S. Taylor Executive Vice President, Treasurer and Chief Financial Officer

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:	/s/ William Cardozo

William Cardozo
Vice President

CSI TECHNOLOGIES, LLC, a Texas limited liability company

J.R.B. CONSULTANTS, INC., a Texas corporation

SEMO, L.L.C., a Louisiana limited liability company

SEMSE, L.L.C., a Louisiana limited liability company

SNUBBING TECHNOLOGY SERVICES, LLC, a Georgia limited liability company

UNIVERSAL FISHING AND RENTAL TOOLS, INC., a Louisiana corporation

By:	/s/ Robert S. Taylor

Robert S. Taylor
Vice President and Treasurer

SUPERIOR CANADA HOLDING, INC., a Delaware corporation

By:	/s/ Robert S. Taylor

Robert S. Taylor
Secretary and Treasurer